Exhibit 10.2

SUPPLEMENTAL BENEFITS AGREEMENT

SUPPLEMENTAL BENEFITS AGREEMENT (“Agreement”) made and entered into as of the ___ day of _______ by and between LSI Industries Inc. (the “Company”), with principal offices located at 10000 Alliance Road, Cincinnati, Ohio 45242 and ___________ (the “Executive”) with a residence address on the records of the Company.

WITNESSETH:

WHEREAS, the Company and its affiliates and subsidiaries are engaged in the business of designing, engineering, manufacturing and marketing a broad array of solutions, products and technologies for lighting and graphics applications (the “Business”);

WHEREAS, the Company and the Executive entered into a Restrictive Covenant and Confidentiality Agreement dated ____________ (as it may be amended from time to time, the “Restrictive Covenant Agreement”) which govern the terms of the Executive's employment; and

WHEREAS, the Company and the Executive desire to enter into this Agreement for the purpose of supplementing the Restrictive Covenant Agreement particularly with respect to the terms and conditions therein related to the payments and benefits to which Executive shall be entitled at such time when Executive’s employment with the Company may terminate.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree, as follows:

1.     Capitalized Terms. Capitalized terms used herein without specific definition or reference herein shall have the meanings respectively ascribed thereto in the Restrictive Covenant Agreement, as the case may be.

2.     Benefits and Payments upon a Termination of Employment.

(a)     Under all Circumstances. Under all circumstances upon termination of employment the Executive or his estate, as the case may be, shall be entitled to:

(i)     Any accrued but unpaid Base Salary for services rendered up to the date on which the Executive’s employment shall actually have ceased (the “Termination Date”) and, irrespective of any inconsistent provision in any bonus plan or short-term incentive plan, Executive’s annual bonus for the fiscal year of the Company preceding the fiscal year of the Company of the Termination Date, if unpaid on the Termination Date, the amount of such bonus to be determined by the Compensation Committee of the Board on a basis no less favorable to the Executive than its bonus determinations with respect to the Company’s other executives.

(ii)     Payment for any accrued and unpaid PTO or similar pay to which he is entitled under Company policies;

(iii)     Continue coverage under the applicable group health plan(s) maintained by the Company in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985;

(iv)     Irrespective of any inconsistent provisions in any long-term incentive plan, employee benefit plan and/or any award agreements related to any awards outstanding at the date of this Agreement or entered into at a later date (A) If the Executive’s employment shall be terminated by the Company Without Cause, the Executive shall terminate his employment for Good Reason, or in the event of the Executive’s retirement when Executive satisfies the Normal Retirement Criteria (defined below), death or Total Disability, all unvested stock options (other than stock options that may vest upon the achievement of performance conditions, including, without limitation, the price of the Company’s common stock) shall immediately and without further action become fully vested; and (B) if the Executive’s employment shall be terminated by the Company Without Cause, the Executive shall terminate his employment for Good Reason, and in the event of the Executive’s retirement when Executive satisfies the Normal Retirement Criteria (defined below), death or Total Disability, all unvested stock options that may vest upon the achievement of performance conditions, all unvested restricted stock unit awards, all unvested restricted stock awards and all unvested performance stock unit awards shall continue to vest pursuant to their original vesting schedule. The “Normal Retirement Criteria” will be satisfied if the Executive separates from employment with the Company and the Executive (x) retires (and satisfies the Company’s criteria for retirement at such time) from the Company, (y) is at least 55 years of age at the time of such retirement, and (z) has at least ten credited years of service with the Company or its subsidiaries at the time of such retirement. Such vesting under (A) and (B) of this subparagraph (iv) shall occur irrespective of any inconsistent provisions in the award agreements related to such awards;

(v)     Executive may exercise his vested stock options (including those vested or which may vest in accordance with subparagraph (iv) above) as follows: (A) for stock options that may vest as a result of Executive’s death or Total Disability, Executive (or Executive’s estate, as the case may be) may exercise such stock options for a period of twelve (12) months after such termination of employment (or the remaining term of such stock option, if shorter); and (B) for stock options that may vest as a result of termination of Executive’s employment by the Company Without Cause or termination of employment by Executive for Good Reason, Executive may exercise such stock options for a period of ninety (90) days after such termination of employment (or the remaining term of such stock option, if shorter); provided, however, if during such ninety (90) day period, the Executive is in possession of or deemed to be in possession of material non-public information regarding the Company or if the Executive is restricted by any applicable law, rule or regulation, including without limitation, Section 16(b) of the Securities Exchange Act of 1934, as amended, which limits his ability to transact in shares of the Company’s Common Stock on the open market during such ninety (90) day period, the exercise period shall be extended for a period of time equal to the period of time for which the Executive was restrained from transacting in such shares; and (C) the Company shall, if requested by Executive, facilitate the exercise through a cashless exercise, net exercise or other method whereby the Executive may use the value of the spread (the positive between market price of the Common Stock into which the options are exercisable and the exercise price of the option) to exercise the options and then receive the remaining value of such spread in Common Stock; and

(vi) The Company shall pay Executive any and all amounts due and owing pursuant to any deferred compensation plans. The timing of the payments shall be made in accordance with the terms and conditions of such plans.

(b)     Termination Without Cause or With Good Reason.

(i)     No Change of Control. In the event that either the Company shall terminate the employment of the Executive hereunder Without Cause or the Executive shall terminate his employment hereunder for Good Reason at any time other than during a Change of Control Period (as defined below), the Executive shall, in addition to those rights provided under Section 2(a), be entitled to a severance payment equal to __________ times (______x) of the sum of one year of Executive’s then Base Salary and annual bonus at the then applicable “target” amount as that term may be defined or interpreted under the cash bonus plan in effect at the time of Executive’s termination of employment (the “Severance Payment”). Subject to the provisions contained in Section 2(d) of this Agreement and Section 18 of the Employment Agreement, the Severance Payment shall be paid over the ___________- month period following the Termination Date in substantially equal installments as and when regular payroll payments are made by the Company. Notwithstanding the foregoing, in the event the Executive is a “specified employee” as provided under Section 409A of the Code, Severance Payments shall not commence or be made until first day of the seventh month after his termination of employment (or at such other date so that such payment is made in a manner that is either exempt from or compliant with the requirements of Section 409A) and the first installment of any payment of salary to which Executive is entitled hereunder shall be paid in a lump sum amount representing seven months of Executive’s Base Salary. In addition, if the Executive elects continued coverage under COBRA, Company shall pay Executive, on a monthly basis, an additional cash payment that equals the COBRA premium, as long as Executive remains eligible for COBRA coverage, for a period of 18 months. For the avoidance of doubt, the Executive shall not be entitled to receive any payment under this Section 2(b)(i) if the Company terminates the Executive’s employment for Cause. In addition, the obligations of the Company to make payments to the Executive under this Section 2(b)(i) shall immediately cease and be forever terminated, discharged and released if or when the Executive at any time directly or indirectly, whether as principal, agent, employee, director, consultant, stockholder, partner, member or in any other capacity, runs, owns, manages, operates, controls, becomes employed by, provides consulting services to, becomes an officer or director of, participate in, lends his name to, invest or acquires or receives any financial or other interest in becomes connected in any manner with the management, ownership, operation or control of any business, venture or activity or otherwise during the twenty-four (24) months after his termination of employment engages in any activity that would violate any of the covenants or other provisions of his Restrictive Covenant Agreement anywhere in North America and any additional geographic territories where the Company operates that is competitive with the Business; provided, however, that this provision shall not prohibit the Executive from acquiring, solely as a passive investment, securities of any entity listed on a national securities exchange or regularly traded in the over-the-counter market if the Executive does not own, collectively, five percent (5%) or more of any class of securities of such entity; provided, further, for the avoidance of doubt, the definition of "Non-Compete and Non-Solicit Period" in the Restrictive Covenant Agreement for purposes of this Agreement shall mean a period of twenty-four (24) months following the termination of Executive's employment with the Company.

(ii)     Change of Control. In the event that (A) either the Company shall terminate the employment of the Executive hereunder Without Cause or the Executive shall terminate his employment hereunder for Good Reason and (B) notice of such termination shall have been given during a Change of Control Period, the Executive shall, be entitled to severance payments in accordance with any stand-alone Change in Control Agreement executed by the Company and Executive (“Change in Control Agreement”). In the event of any inconsistency in terms between this Agreement and Change in Control Agreement, the applicable terms of the Change in Control Agreement shall control.

(c)     Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned thereto below:

(i)     “Change of Control” shall have the same meaning ascribed thereto in the Change in Control Agreement dated of even date herewith by and between Executive and Company; and

(ii)     “Change of Control Period” shall mean the period beginning on the date on which a Change of Control occurs and ending on the twenty-four-month anniversary of such date.

(iii)     “Good Reason” shall mean the occurrence (without the Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act:

A)     a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, represents an adverse change from or limitation with respect to his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to or diminution of the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities;

B)     a material diminution in the Executive’s annual base salary as in effect on the date of this Agreement or as the same may be increased from time to time;

C)     a material diminution in the budget over which the Executive retains authority;

D)     the Company fails to pay or provide any material amount or benefit that the Company is obligated to pay or provide under this Agreement or any other employment, compensation, benefit or reimbursement plan, agreement or arrangement of the Company to which the Executive is a party or in which the Executive participates;

E)     the relocation of the Executive’s principal place of employment to a location which increases the Executive’s one−way commuting distance by more than 50 miles, or the Company’s requiring the Executive to travel on business other than to an extent substantially consistent with the Executive’s business travel obligations prior to the Change in Control; or

F)     a significant adverse change occurs, whether of a quantitative or qualitative nature, in the indemnification protection provided to the Executive for acts and omissions arising out of his service on behalf of the Company or any other entity at the request of the Company.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive must notify the Company of the existence of a condition described in (i) through (vi) above within ninety (90) days of the initial existence of the condition, and the Company may remedy the condition within thirty (30) days and not be required to pay any amount hereunder due to such condition.

(d)     Release. Executive’s entitlement to any severance benefits under Section 2(b) shall be subject to Executive executing a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company the form attached hereto as Exhibit A (the “Release”) and such Release becoming effective and irrevocable within forty-five (45) days following the Executive’s separation from service. The first payment shall include all amounts that otherwise would have been due prior to the effective date of the Release under the terms of Section 2(b) as though those amounts commenced immediately upon Executive’s separation from service with any payments due thereafter shall be paid as provided in Section 2(b). If any payment under Section 2(b) is deferred compensation subject to Section 409A of the Code, and if such forty-five (45) day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the Release becomes irrevocable in the first such calendar year. In other words, Executive is not permitted to influence the calendar year of payment based on the timing of his signing of the Release, and further, no severance benefits shall be paid if such Release has not been signed and become effective within the applicable time period described above.

(e)     Specified Benefits. Except as specifically provided in this Section 2, the Executive shall not be entitled to any compensation or other benefits in connection with any termination of his employment.

3.     Withholding of Taxes. The provisions of Section 10 (Withholding of Taxes) of the Employment Agreement shall apply to the payments contemplated by Section 2 herein.

4.     Entire Agreement and Amendments. The parties hereby acknowledge and agree that nothing in this Agreement shall in any way limit the rights of the parties under the Restrictive Covenant Agreement entered into by the parties hereto or any other agreement or instrument containing non-competition, non-solicitation and/or non-disclosure covenants applicable to Executive. In the event that this Agreement includes provisions that may be inconsistent with any equity award agreement to which Executive and the Company are parties, the respective provisions of this Agreement shall control. Any waiver, alteration, or modification of any of the provisions of this Agreement, or cancellation or replacement of this Agreement shall be accomplished in writing and signed by the respective parties. In the event that any payment or benefit to which Executive may be entitled under Section 2 is prohibited by an applicable compensation recovery or recoupment policy (“Clawback Policy”) adopted by the Board of Directors of the Company, the Clawback Policy shall supersede the applicable provisions of Section 2.

5.     Notices. All notices, requests, demands and other communications provided for or permitted under this Agreement shall be in writing and shall be either personally delivered (including delivery by express couriers such as Federal Express) or sent by prepaid certified mail, return receipt requested, addressed to the party to which notice is to be given at the address set forth above for such party, or to such other address as such party may have fixed by notice given in accordance with the terms hereof. Any notice sent as aforesaid shall be deemed given and effective upon the earlier of (a) delivery to the address for the receiving party provided for herein and (b) the date falling three days after notice of attempted delivery has been left at the address to which a notice to the receiving party is to be sent hereunder.

6.     Governing Law and Disputes.

(a)     This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the internal substantive laws of the State of Ohio without regard to conflicts of laws principles.

(b)     Any dispute or controversy arising under, out of, in connection with, or in relation to this Agreement or the Executive’s employment with the Company shall be finally determined and settled by arbitration in Hamilton County, Ohio, in accordance with the rules and procedures of the American Arbitration Association and its National Rules for Resolution of Employment Disputes.  In any arbitration proceeding, the arbitrator will apply the terms of this Agreement as written, the Federal Arbitration Act, and other relevant federal and state laws, including time limits on claims. In any dispute in which the Executive substantially prevails, the Executive shall be entitled to his attorneys’ fees.

(c)     The rights and claims of the Executive covered by this section specifically include, but are not limited to, all of the Executive’s rights or claims arising out of or in any way related to the Executive’s employment with Company, such as rights or claims arising under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended (including amendments contained in the Civil Rights Act of 1991), the Americans With Disabilities Act, 42 U.S.C. § 1981, the Fair Labor Standards Act, the Executive Retirement Income Security Act, state anti-discrimination statutes, other state or local laws regarding employment, common law theories such as breach of express or implied contract, wrongful discharge, defamation, and negligent or intentional infliction of emotional distress.  Excluded from this section are all unemployment benefits claims, workers’ compensation claims, claims for injunctive relief concerning the covenants in Sections 2(b) and 11 of this Agreement, and claims not lawfully subject to arbitration, including charges or complaints filed with an administrative agency (but not litigation connected with any such charge or complaint). Any litigation connected with such claims, charges or complaints shall be brought exclusively in federal or state courts located in Hamilton County, Ohio.

7.     Severability. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

8.     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and when taken together shall constitute one agreement.

9.     Assignment. The rights and obligations of the Executive under this Agreement are personal to the Executive and are not assignable or delegable. This Agreement may not be assigned by the Company except to an affiliate of the Company, provided that such affiliate assumes the Company’s obligations under this Agreement; provided, further, that if the Company merges or effects a consolidation or share exchange with or into, or sells or otherwise transfers substantially all its assets to, another business entity, the Company may assign, its rights hereunder to that business entity without the consent of the Executive, provided that it causes such business entity to assume the Company’s obligations under this Agreement as a condition of such assignment. This Agreement shall be binding upon the Company and any successors thereto.

10.     Waiver. No waiver of any party hereto of a breach of any provision of this Agreement by any other party shall operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.

11.     Section 409A. Notwithstanding anything to the contrary set forth herein, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code (“Section 409A”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this agreement shall be treated as a right to receive a series of separate and distinct payments. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. In the event that the Executive is a “specified employee” within the meaning of Section 409A, payments under Section 2(b) of this Agreement shall not commence or be made until the first day of the seventh month following the Termination Date, or shall be otherwise modified, but only to the minimum extent necessary to avoid the imposition of the additional twenty percent (20%) tax imposed under Section 409A; provided, however, that any such modification shall preserve, to the maximum extent possible in a Section 409A compliant manner, the original intent of the parties to this Agreement. In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement are exempt from or comply with Section 409A, and this Agreement shall be interpreted accordingly. The Executive is advised to seek independent advice from his tax advisor(s) with respect to the application of Section 409A to any payments or benefits under this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code or other federal, state or local.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year first stated above.

LSI INDUSTRIES INC.

By:
Name:
Title:

EXHIBIT A

LSI INDUSTRIES INC.

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between LSI Industries Inc. (the “Company”), and ____________ (“Executive”).

WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Supplemental Benefits Agreement by and between Company and Executive, as amended (the “Severance Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.     Termination. Executive’s employment from the Company terminated on [DATE].

2.     Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Restrictive Covenant and Confidentiality Agreement between Executive and the Company (the “Restrictive Covenant Agreement”), as well as the Severance Agreement. Executive shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3.     Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive, except for payments due under Section 2 (b)of the Severance Agreement and as set forth on Annex 1 hereto.

4.     Release of Claims. Except as set forth in the last paragraph of this Section 4, Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)     any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)     any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)     any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)     any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, and The Worker Adjustment and Retraining Notification Act;

(e)     any and all claims for violation of the federal, or any state, constitution;

(f)     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)     any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5.     Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty−one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to [HR Contact Name] at the Company by close of business on the seventh day from the date that Executive signs this Agreement.

6.     No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

7.     Application for Employment. Executive understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re−employment with the Company.

8.     No Cooperation. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

9.     Cooperation with Company. Executive agrees to cooperate, at the request of the Company, in the defense and/or prosecution of any charges, claims, investigations (internal or external), administrative proceedings and/or lawsuits relating to matters occurring during or relating to Executive’s period of employment about which Executive may have relevant information. Executive shall further reasonably cooperate with regard to the transition of Executive’s job duties and business relationships. Executive agrees to respond to reasonable requests for information from the Company in a timely manner. Executive shall be compensated at the hourly rate for providing such assistance equating to his Base Salary and paid monthly.

10.       Non-Disparagement.     Executive shall not engage, except as required by applicable law, in any conduct that involves the making or publishing of written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company.

11.       No Admission of Liability. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.

12.       Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

13.       Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

14.       No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

15.       Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

16.       Entire Agreement. This Agreement, along with the Restrictive Covenant Agreement, and Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.

17.       No Oral Modification. This Agreement may only be amended in writing signed by Executive and a duly authorized officer of the Company (other than Executive).

18.       Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Ohio.

19.       Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by both Parties.

20.       Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

21.       Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

 (a)     They have read this Agreement;

 (b)     They have had the opportunity of being represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

 (c)     They understand the terms and consequences of this Agreement and of the releases it contains;

 (d)     They are fully aware of the legal and binding effect of this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

LSI INDUSTRIES INC.

Dated: [MONTH], 20

By:

, an individual

Dated: [MONTH], 20

By:

[           ]

ANNEX I – UNPAID SALARY, WAGES, BONUSES, ACCRUED VACATION, COMMISSIONS